UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                   FORM 8-K/A


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                February 17, 1999
                Date of Report (Date of earliest event reported)



                                  InaCom Corp.
             (Exact name of registrant as specified in its charter)


  Delaware                       0-16114                      47-0681813
(State or other               (Commission                    (IRS Employer
jurisdiction of                File Number)                Identification No.)
incorporation)


     10810 Farnam Drive, Suite 200, Omaha Nebraska                 68154
       (Address of principal executive offices)                 (Zip Code)

                                 (402) 758-3900
               Registrant's telephone number, including area code



             ------------------------------------------------------
         (Former name or former address, if changed since last report.)

                                  INTRODUCTION

     InaCom Corp. ("InaCom") filed a Form 8-K dated February 17, 1999 reporting a merger pursuant to which Vanstar Corporation became a wholly-owned subsidiary of InaCom (the "Merger"). The Form 8-K is hereby amended to add the financial information required by Item 7(a) and Item 7(b) of Form 8-K. Further, additional information with respect to InaCom is reported under Item 5 below.

Item 5.                    OTHER EVENTS.

         A.       Supplemental Consolidated Financial Statements

                  In addition to the financial information described under Item 7, InaCom is filing Selected Financial Data, Quarterly Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Audited Supplemental Consolidated Financial Statements as set forth below as Annex A. On February 17, 1999, InaCom consummated the Merger. The Merger was accounted for as a pooling of interests and, accordingly, the Supplemental Consolidated Financial Statements reflect the combined financial positions and results of operations and cash flows of InaCom and Vanstar for all periods presented. Upon publication of InaCom's Consolidated Financial Statements for a period which includes February 17, 1999, the Supplemental
Consolidated Financial Statements will become the historical consolidated financial statements of InaCom. See Note 2 to the Supplemental Consolidated Financial Statements.

         B.       InaCom Special Stockholders' Meeting and Stock Issuance

         On February 17, 1999, a special meeting of stockholders of InaCom was held and stockholders voted approval on the following three items:

Proposal 1:         Approval of the issuance of shares of Common  Stock,  par
                    value $.10 per share,  of InaCom to  stockholders of Vanstar
                    Corporation, a Delaware corporation ("Vanstar") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated as of October 8, 1998, among Vanstar, InaCom and InaCom Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of InaCom, as contemplated by the Merger
                    Agreement.

         FOR    12,565,626        AGAINST    162,183        ABSTAIN     23,893


Proposal 2:         Approval of an amendment to the Certificate of Incorporation of InaCom to increase the number of authorized shares of InaCom Common Stock.

        FOR 12,405,801            AGAINST 327,765           ABSTAIN     18,136

Proposal 3          Approval  of an  increase  of  10,000,000  shares  of InaCom
                    Common Stock  authorized  for issuance under the 1997 InaCom
                    Stock Plan.

         FOR  9,096,698           AGAINST    3,630,692      ABSTAIN  24,312

         On December 31, 1998 there were 16,768,473 shares of InaCom common stock outstanding. In connection with the exchange of certificates of Vanstar common stock for InaCom common stock as a result of the Merger, InaCom will issue approximately 28,026,816 shares of InaCom common stock (provided, however, that cash will be paid in lieu of any fractional shares a former Vanstar stockholder would otherwise be entitled to). Therefore, as a result of the Merger, InaCom will have approximately 44.7 million shares of common stock outstanding.

         Stock options issued under Vanstar's stock option plans were assumed by InaCom in the Merger and entitle the holders to purchase an aggregate of approximately 3,813,348 shares of InaCom common stock upon exercise of such options.

         C.       New Directors

         On February 17, 1999, the InaCom Board of Directors increased its size from 9 to 13 members and elected the following four individuals to the Board, all pursuant to the Merger Agreement: William Y. Tauscher, William H. Janeway, Richard H. Bard, John R. Oltman.

         D.       Certificate of Incorporation and Bylaws

         The Certificate of Incorporation of InaCom, as amended on February 17, 1999 to increase the number of authorized shares of common stock to 100,000,000, is attached hereto as Exhibit 3.1. The by-laws of InaCom, as amended on February 17, 1999, are attached hereto as Exhibit 3.2.

         E.       Registration Rights Agreement

         Warburg, Pincus Capital Company, L.P. ("Warburg") and William Y. Tauscher have entered into a registration rights agreement with InaCom covering the shares of InaCom common stock that each received in the Merger. The registration rights agreement covers 10,548,800 shares of InaCom common stock received by Warburg and 1,277,062 shares of InaCom common stock received by Mr. Tauscher in the Merger. Such shares are subject to the resale restrictions of Rule 145 of the Securities Act of 1933 and, in order to partly address these restrictions, the agreement grants certain rights to Warburg to cause InaCom to register Warburg's shares of InaCom common stock under the Securities Act of 1933, thereby permitting public resale free of such restrictions. Warburg is entitled to make up to two demands that InaCom register shares of InaCom common stock held by Warburg, representing at least 18% of the shares received by Warburg in connection with the Merger on each occasion. Mr. Tauscher may elect to include not less than 50% of the shares received by him in the Merger in any demand registration by Warburg if the resales of the InaCom common stock are made in an underwritten offering. Subject to certain limitations, if InaCom proposes to register InaCom common stock under the Securities Act of 1933 (other than certain registrations for business acquisitions or employee stock benefit plans), Warburg and Mr. Tauscher will have certain rights to include shares received by them in the Merger in the registration. If Warburg distributes its shares of InaCom common stock received in the Merger to its limited partners and general partner, Warburg may require InaCom to file a registration statement under the Securities Act of 1933 providing for resales by the limited partners and the general partner of Warburg; however, InaCom is not required to maintain the effectiveness of such registration statement beyond the first anniversary of the Merger. The registration rights of Warburg and Mr. Tauscher terminate when Warburg is permitted to sell all of its shares of InaCom common stock received in the Merger under Rule 144 of the Securities Act of 1933 during any 90-day period. The registration rights agreement is attached hereto as Exhibit 4.1.

         F.       Vanstar's Trust Convertible Preferred Securities

         In October 1996, Vanstar Financing Trust (the "Issuer Trust"), a special purpose financing trust formed by Vanstar, issued 4,025,000 6 3/4% trust convertible preferred securities (having an aggregate liquidation value of $201,250,000) in an offering exempt from the registration provisions of the Securities Act of 1933. At the same time, Vanstar acquired 124,484 6 3/4% trust convertible common securities from the Issuer Trust (having an aggregate liquidation value of $6,224,200). The preferred securities and the common securities represent undivided beneficial interests in the assets of the Issuer Trust which consist solely of $207,474,200 aggregate principal amount of Vanstar's 6 3/4% convertible subordinated debentures due 2016.

         The Issuer Trust does not and will not have any independent operations. It was created for the sole and limited purpose of issuing the preferred securities and the common securities and investing the proceeds thereof in the Vanstar debentures. Vanstar is obligated to make all payments of funds due under the Vanstar debentures which, in turn, are remitted to the holders of the preferred securities and the common securities in the form of a quarterly dividend. To the extent that the Issuer Trust receives payments on the Vanstar debentures, but does not, for whatever reason, pass the full amount on to the holders of the preferred securities and common securities, Vanstar will be fully bound to pay directly any amount not so passed on.

         Prior to the Merger, the preferred securities entitled the holder to convert each share of preferred security into 1.739 shares of Vanstar common stock. As a result of the Merger, each of the preferred securities entitles the holder to purchase from InaCom a number of shares of InaCom common stock that equals the Merger exchange ratio of .64 multiplied by 1.739 (the conversion ratio previously applicable to the preferred securities). The following chart sets forth the changes in conversion rights of the preferred securities:

                 Vanstar Trust Convertible Preferred Securities

                                                   Pre-Merger                                     Post-Merger
Exercisable for.....................             Vanstar common stock                            InaCom common stock
Conversion ratio....................          1.739 shares of common per                     1.113 shares of common per
                                                  preferred security                             preferred security
Conversion price....................              $28.75 per $50.00                               $44.92 per $50.00
                                                  preferred security                              preferred security


         As of February 17, 1999, InaCom guaranteed, on a subordinated basis, distributions and other payments due in respect of the preferred securities (the "Guarantee"). In addition, InaCom entered into a supplemental indenture ("First Supplemental Indenture") pursuant to which it has assumed as a joint and several obligor with Vanstar, liability for the payment of principal, premium, if any, and interest on the Vanstar debentures, as well as the obligation to deliver shares of InaCom common stock upon conversion of the preferred securities as described above. The Supplemental Indenture is attached hereto as Exhibit 4.5. The Guarantee, when taken together with InaCom's obligations under the First Supplemental Indenture in respect of the Vanstar debentures, provides a full and unconditional guarantee of the amounts due on the preferred securities.

Item 7.        FINANCIAL STATEMENTS AND EXHIBITS.

         (a)               Financial Statements of Business Acquired.

         The following auditors report and financial statements are from Item 8 of Vanstar's Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 1998 and are attached hereto as Exhibit 99.1:

              Report of Independent Auditors

              Consolidated Balance Sheets - April 30, 1998 and April 30, 1997

              Consolidated Statements of Income - Three Year Period Ended April 30, 1998

              Consolidated Statements of Stockholders' Equity - Three Year Period Ended April 30, 1998

              Consolidated Statements of Cash Flow - Three Year Period Ended April 30, 1998

              Notes to Consolidated Financial Statements - Three Year Period Ended April 30, 1998

         The following financial statements are from Vanstar's Quarterly Report for the quarter ended October 31, 1998 and are attached hereto as Exhibit 99.2:

              Consolidated Balance Sheets as of October 31, 1998 and April 30, 1998

              Consolidated Statements of Income for the Three and Six Months Ended October 31, 1998 and 1997

              Consolidated Statement of Stockholders' Equity for the Six Months Ended October 31, 1998

              Consolidated Statements of Cash Flows for the Six Months Ended October 31, 1998 and 1997

              Notes to Consolidated Financial Statements

         (b)      Pro Forma Financial Information.

         The unaudited pro forma combined financial information required by Item 7(b) are attached hereto as Exhibit 99.3.

         (c)      Exhibits.

              3.1   InaCom Certificate of Incorporation as amended to date.

              3.2   InaCom Bylaws as amended to date.

              4.1 Registration Rights Agreement between InaCom Corp. and Warburg, Pincus Capital Company, L.P. dated as of October 8, 1998.

              4.2 Indenture dated as of October 2, 1996 between Vanstar Corporation as issuer and Wilmington Trust Company as trustee.

              4.3   Form of 6 3/4% Preferred Securities.

              4.4   Form of 6 3/4% Convertible Subordinated Debentures Due 2016.

              4.5 First Supplemental Indenture dated as of February 17, 1999 to Indenture dated as of October 2, 1996.

              10.1 Separation, Consulting and Noncompetition Agreement dated October 8, 1998 between InaCom Corp. and William Y. Tauscher.

              12    Statement re: Ratio of Earnings to Fixed Charges

              23.1  Consent of KPMG Peat Marwick LLP.

              23.2  Consent of Ernst & Young LLP.

              27.1  Financial Data Schedule.

              27.2  Financial Data Schedule.

              27.3  Financial Data Schedule.

              99.1  Fiscal Year-End Financial Statement of Business Acquired.

              99.2  Quarter-End Financial Statements of Business Acquired.

              99.3  Pro Forma Financial Information.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             INACOM CORP.

March 3, 1999                                   /s/ David C. Guenthner
                                           By:______________________
                                              David C. Guenthner
                                              Executive Vice President and
                                              Chief Financial Officer


                                     ANNEX A

                                                                                                        Page
(a)      Selected Financial Data......................................................................... 9

(b)      Management's Discussion and Analysis of Financial Condition and
         Results of Operations...........................................................................10

(c)      Quarterly Financial Data........................................................................19

(d)      Supplemental Consolidated Financial Statements..................................................20

         Independent Auditors Report.....................................................................21

         Consolidated Statements of Operations - Three-Year Period Ended
           December 26, 1998.............................................................................22

         Consolidated Balance Sheets - December 26, 1998 and
           December 27, 1997.............................................................................23

         Consolidated Statements of Stockholders' Equity - Three-Year Period
           Ended December 26, 1998.......................................................................24

         Consolidated Statements of Cash Flow - Three-Year Period
           Ended December 26, 1998.......................................................................25

         Notes to Consolidated Financial Statements - Three-Year Period
           Ended December 26, 1998.......................................................................26


INACOM CORP. AND SUBSIDIARIES (INCLUDES RETROACTIVE IMPACT OF VANSTAR MERGER) Supplemental Selected Consolidated Financial Data - Dollars in thousands except per share data

-----------------------------------------------------------------------------------------------------------------------------------

                                                                 1998          1997          1996          1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
                                                             ----------------------------------------------------------------------
Income statement data:
   Revenue                                                      $6,887,414    $6,735,104    $5,316,841    $4,084,979    $3,231,124
   Net earnings (loss) from continuing operations                  (8,560)        65,403        47,540        19,221         (504)
   Earnings (loss) per share from continuing operations
    Basic                                                          ($0.19)         $1.66         $1.27         $0.61       ($0.02)
    Diluted                                                        ($0.19)         $1.57         $1.21         $0.59       ($0.02)
Balance sheet data:
   Total assets                                                  1,880,984     2,052,499     1,609,023     1,454,246     1,240,844
   Long-term debt, less current maturities of long-term debt       201,941       143,837        61,196       325,944       379,861
   Company-obligated mandatorily redeemable convertible
    preferred securities of subsidiary trust holding solely
    convertible subordinated debt securities of the Company        194,974       194,739       194,518           -             -
   Stockholders' equity                                            565,224       533,164       343,801       274,818       157,708
OTHER INFORMATION:
   Common stock closing market prices:
    High                                                            $36.75        $40.13        $39.25        $15.25        $21.00
    Low                                                             $15.13        $20.00        $13.25         $7.00         $6.87

-----------------------------------------------------------------------------------------------------------------------------------


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS


This Management's Discussion and Analysis of the Financial Condition and Results of Operations contains certain forward-looking statements and information relating to the Company that are based on the beliefs of the Company management. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the Risk Factors described in InaCom's Registration Statement on Form S-4 (333-70649). Should one or more of such risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as believed, estimated or expected.

Introduction

The following discussion and analysis relates to the Supplemental Consolidated Financial Statements of InaCom Corp. and its subsidiaries (the "Company" or "InaCom") for the three-years ended December 26, 1998. On February 17, 1999, Vanstar Corporation ("Vanstar") became a wholly-owned subsidiary of the Company and each share of Vanstar common stock was converted into the right to receive
 .64 shares of InaCom common stock. In connection with the transaction, InaCom issued approximately 28.0 million shares of InaCom common stock.

The transaction was accounted for as a pooling of interests and accordingly, the Supplemental Consolidated Financial Statements reflect the combined financial position and results of operations and cash flows of the Company and Vanstar for all periods presented. Upon publication of the Company's Consolidated Financial Statements for a period which includes the consummation of the merger (February 17, 1999), the Supplemental Consolidated Financial Statements will become the historical consolidated financial statements of the Company. See Note 2 to the Supplemental Consolidated Financial Statements.

Results of Operations

The following table sets forth for the indicated periods, revenues, gross margins and net earnings (loss) before distribution on convertible preferred securities, and the mix of revenues, gross margins and net earnings (loss) before distribution on convertible preferred securities for each of the Company's operating segments.

                          Summary of Operating Results
                             (Dollars in thousands)


------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

                                                              Fiscal Year Ended December
                                        1998 (1)        1997        1996 (2)       1998 (1)     1997    1996 (2)
-----------------------------------   ------------------------------------------   -------------------------------
-----------------------------------   ------------------------------------------   -------------------------------
Revenues:
   Products                              $6,018,823    $5,993,536    $4,809,590        87.4%      89.0%     90.5%
   Services                                 868,591       741,568       507,251        12.6%      11.0%      9.5%
-----------------------------------   ------------------------------------------   -------------------------------
-----------------------------------   ------------------------------------------   -------------------------------

     Total                               $6,887,414    $6,735,104    $5,316,841       100.0%     100.0%    100.0%
-----------------------------------   ------------------------------------------   -------------------------------
-----------------------------------   ------------------------------------------   -------------------------------

Gross Margin:
   Products                                $415,279      $437,774      $358,738        54.8%      58.9%     63.6%
   Services                                 342,939       305,902       205,368        45.2%      41.1%     36.4%
-----------------------------------   ------------------------------------------   -------------------------------
-----------------------------------   ------------------------------------------   -------------------------------

     Total                                 $758,218      $743,676      $564,106       100.0%     100.0%    100.0%
-----------------------------------   ------------------------------------------   -------------------------------
-----------------------------------   ------------------------------------------   -------------------------------

Earnings (loss) before distribution on preferred securities:
   Products                               ($15,934)       $48,411       $29,376          N/A      65.1%     55.8%
   Services                                  16,290        25,904        23,308          N/A      34.9%     44.2%
-----------------------------------   ------------------------------------------   -------------------------------
-----------------------------------   ------------------------------------------   -------------------------------

     Total                                     $356       $74,315       $52,684       100.0%     100.0%    100.0%
------------------------------------------------------------------------------------------------------------------

(1) Earnings (loss) before distribution on preferred securities includes the impact of restructuring and unusual charges of $45.3 million in 1998.

(2) Earnings (loss) before distribution on preferred securities includes the impact of non-recurring charges of $1.0 million in 1996.


The following table sets forth for the indicated periods, the gross margin percentage of the two operating segments and the consolidated gross margin percentage of the Company.

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

                                           Fiscal Year Ended December
                                    -----------------------------------------
                                    -----------------------------------------
                                       1998           1997          1996
                                    ------------  -------------  ------------
                                    ------------  -------------  ------------
Gross Margin:
    Products                               6.9%           7.3%          7.5%
    Services                              39.5%          41.3%         40.5%
    Consolidated Gross Margin             11.0%          11.0%         10.6%

-----------------------------------------------------------------------------

                              1998 COMPARED TO 1997

Revenues

Revenues for 1998 increased $152.3 million or 2.3% to $6.9 billion when comparing the fiscal year ended December 26, 1998 with the fiscal year ended December 27, 1997. Revenue growth resulted primarily from an increase in services revenue. Services revenues increased $127.0 million or 17.1% over 1997 while product revenues increased $25.3 million or 0.4% over 1997.

Revenues from services increased as a result of increased demand for service offerings, increased sales efforts for such service offerings, and the inclusion of these services with increasing product sales. The total increase was $127.0 million, which includes $121.0 million attributable to an increase in services sales through the client direct side of the business.

Product revenues increased primarily as a result of an increase in products shipped directly to end-user clients. Product revenues through the client direct side of the business increased $117.9 million or 2.8% compared to 1997. This increase was partially offset by a decrease in product revenues through the independent dealer channel. Product revenues through the independent dealer channel decreased $92.7 million or 5.0% compared to 1997. A number of factors contributed to the decline in revenues in the independent dealer channel. The Company increased its efforts on the client direct side of the business in 1998 while de-emphasizing the high volume, lower-margin distribution business. Pricing pressures and changes in vendor funding also made the independent dealer market less profitable in 1998. Product availability issues along with dealers reducing their inventory levels in response to changes in the terms and conditions offered by the manufacturers also contributed to the decline in the independent dealer revenues.

Gross Margins

The Company's consolidated gross margin percentage in 1998 was unchanged from 1997. A change in the revenue mix to include more of the higher-margin services sales was offset by a decrease in the products gross margin percentage. The gross margin percentage on products decreased in 1998 compared to 1997 as a result of increased competition, increases in freight charges, and decreases in vendor rebates. This decrease was only partially offset by a change in the mix to include more of the higher-margin client direct business as compared to lower-margin independent dealer business.

The gross margin percentage on services decreased in 1998 compared to 1997. This decrease was attributable to lower utilization rates realized by services specialists hired in 1998. The lower utilization rates of the newly hired services specialists were primarily a result of the learning process before such specialists become a fully utilized and billable resource. This decrease was partially offset by more rapid growth in higher-margin technology support and integration services offerings compared to lower-margin technology procurement services in 1998 versus 1997.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses increased $88.4 million or 15.7% in 1998. SG&A as a percent of revenues increased to 9.5% in 1998 versus 8.4% in 1997. Excluding the impact of $30.3 million in unusual charges recognized by the Company in 1998 (see "Restructuring and Unusual Charges"), SG&A increased $58.1 million or 10.3%. SG&A as a percent of revenues, excluding the impact of the unusual charges, increased to 9.0% in 1998 versus 8.4% in 1997. The increase in SG&A and SG&A as a percent of revenues was primarily due to a decrease in vendor rebates and a change in the revenue mix to include more services revenues which carries higher SG&A expenses than does products revenues.

Restructuring and Unusual Charges

The Company incurred restructuring charges of $12.0 million during 1998 which includes the cost of involuntary employee separation benefits, facility closures and consolidations, and related costs associated with business realignment and restructuring actions. Facility closure costs are approximately $6.0 million and include future lease payments, costs to abandon or dispose of property and equipment and write-off of capitalized software net of estimates of sublease revenues and disposal values. Employee separation benefits are approximately $3.0 million and include severance, medical, and other benefits for approximately 250 permanent full-time employees. Business realignment costs relate to the decision to exit the discrete training business as the Company focuses on its core competencies as part of the realignment of certain of the Company's operating units, contract termination costs, and other related costs and are approximately $3.0 million.

Unusual charges not qualifying as restructuring charges totaled $33.3 million, of which $30.3 million are reflected in selling, general and administrative expenses and $3.0 million are reflected in direct costs. These unusual charges consist primarily of the write-off of certain equipment and capitalized software, costs to liquidate excess spare parts and certain inventory adjustments. Capitalized software and lease costs of $9.0 million include the write-off of systems associated with the centralized dispatch and scheduling functions and obsolete hardware and software due to the upgrade of call technology implemented by the Company. The Company also liquidated excess spare parts due to the centralization of its spare parts management and the outsourcing of a substantial portion of its spare parts procurement and repair to a single vendor resulting in a net charge of $16.5 million. Inventory adjustments of $5.4 million include costs associated with the early return of certain inventory items to a major vendor in an effort to reduce interest expense and additional inventory reserves to record inventory at lower of cost or market due to the reduced price protection available from major vendors as part of the supply chain reengineering. Other items of $2.4 million consist primarily of the incentive pay to retain certain employees during the restructuring activities and costs associated with the termination of certain marketing commitments.

Financing Expense

Financing expense for 1998 increased by $6.2 million to $66.5 million. Financing expense increased primarily as a result of higher average daily borrowings, the temporary use of more expensive financing during the transition to the Company's new financing agreements in the second quarter of 1998, and a financing charge recognized in the third quarter of 1998. The pre-tax financing charge of $1.3 million, recognized under Statement of Financial Accounting Standard (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," related to the sale of assets under an accounts receivable securitization completed in July 1998. The increase in average daily borrowings was partially offset by a decrease in the average daily borrowing rate (excluding the impact of the temporary financing and the financing charge). The increase in average daily borrowings during 1998 resulted from financing an increase in accounts receivable which resulted from an increase in revenues and vendor receivables during this period. The decrease in the average daily borrowing rate in 1998 (excluding the impact of the temporary financing and the financing charge) resulted primarily from the issuance of $86.25 million of 4.5% convertible subordinated debentures in November 1997 (see "Liquidity and Capital Resources"), the Company's new financing agreements, and the favorable borrowing rates in the financial markets.

Distribution on Convertible Preferred Securities of Trust, Net of Tax

In October 1996, the Vanstar Financing Trust (the "Trust"), a special purpose financing trust formed by Vanstar, issued 4,025,000 6 3/4% trust convertible preferred securities. Distributions on preferred securities accrue at an annual rate of 6 3/4% of the liquidation value of $50 per security ($201,250,000 in the aggregate) and are included in "Distributions on convertible preferred securities of Trust, net of income taxes" in the Consolidated Statements of Operations.

Net Earnings (Loss)

Net earnings (loss) are reported after giving effect to the distributions on convertible preferred securities, which were $8.9 million in both 1998 and 1997. Including the impact of the financing charge under SFAS No. 125 (see "Financing Expense") and the restructuring and unusual charges recorded by the Company (see

"Restructuring and Unusual Charges"), the net loss was $8.6 million, or $0.19 per diluted share, in 1998 compared to net earnings of $65.4 million, or $1.57 per diluted share, in 1997. Excluding the financing charge under SFAS No. 125 of $0.7 million after-tax and the restructuring and unusual charges of $45.3 million, net earnings were $37.5 million, or $0.85 per diluted share, in 1998. These decreases resulted from the factors discussed above.


                              1997 COMPARED TO 1996

Revenues

Revenues for 1997 increased $1.4 billion or 26.7% to $6.7 billion when comparing the fiscal year ended December 27, 1997 with the fiscal year ended December 28, 1996. Revenue growth resulted from an increase in all revenue components. Product revenues increased $1.2 billion or 24.6% over 1996 and revenues from services increased $234.3 million or 46.2% over 1996.

Product revenues increased primarily as a result of an increase in products shipped directly to the end-user, successful sales and marketing efforts, and overall industry growth. Product revenues through the client direct side of the business increased $944.7 million or 29.4% compared to 1996 and product revenues through the independent dealer channel increased $239.2 million or 14.9% compared to 1996.

Revenues from services increased as a result of increased demand for service offerings, increased sales efforts for such service offerings, and the inclusion of these services with increasing product sales. The total increase was $234.3 million, which includes $230.3 million attributable to an increase in sales through the client direct side of the business.

Gross Margins

The increase in the Company's gross margin percentage for 1997 was primarily due to the change in the revenue mix to include more of the higher-margin services revenue versus lower-margin products revenue. The decrease in the gross margin percentage for products in 1997 was primarily due to a decrease in the gross margin percentage on product sales through the independent dealer channel. This decrease was partially offset by an increase in the gross margin percentage on product sales through the client direct side of the business. The increase in gross margin percentage for services resulted primarily from a change in the mix of services to include more of the higher-margin technology integration services partially offset by a decrease in technology support services and an increase in lower-margin technology procurement services.

Selling, General and Administrative Expenses

Selling, general and administrative (SG&A) expenses increased $118.8 million or 26.7% in 1997. SG&A as a percent of revenues was unchanged at 8.4% in 1997 and 1996. The increase in SG&A spending was primarily due to the increased volume of products and services revenues.

Financing Expense

Financing  expense  for 1997  increased  by  $25.5  million  to  $60.3  million.
Financing expense increased primarily due to higher average daily borrowings partially offset by lower borrowing rates. The increase in the average daily borrowings resulted primarily from the additional financing required to support additional accounts receivable and higher inventory levels. The decrease in the borrowing rate resulted from the Company selling additional accounts receivable through asset securitization programs, the issuance of $55.25 million of 6.0% convertible subordinated debentures in June 1996 for which a full year's benefit was realized in 1997, the issuance of $86.25 million of 4.5% convertible subordinated debentures in November 1997, and favorable borrowing rates in the financial markets (see "Liquidity and Capital Resources").

Net Earnings

Net earnings are reported after giving effect to the distributions on convertible preferred securities, which were $8.9 million in 1997 and $5.1 million in 1996. Net earnings for 1997 increased 37.6% to $65.4 million compared to net earnings of $47.5 million, which included non-recurring charges of $1.0 million, for 1996. Earnings per share increased to $1.57 per diluted share from the $1.21 per diluted share, which includes non-recurring charges of $0.02 per diluted share, reported for 1996. The increase resulted from the factors discussed above.

Non-Material Business Combination and Non-Recurring Charges

In December 1996, the Company effected two business combinations accounted for as poolings of interest transactions. The overall impact of the combinations with relation to the financial statements taken as a whole are not material and thus prior periods for the Company have not been restated to reflect the business combinations. The Company recognized a non-recurring charge of $1.0 million to net earnings related to the business combinations during the fourth quarter of 1996. The effect of the non-material poolings was to increase stockholders' equity by approximately $0.6 million.


                         LIQUIDITY AND CAPITAL RESOURCES

The Company's primary sources of liquidity are provided through a $350.0 million line of credit under a financing agreement with IBMCC, a senior secured revolving credit facility with Deutsche Bank of up to $250.0 million, and asset securitization programs with JP Morgan and Nesbitt Burns aggregating up to $425.0 million. Capital resources also include $201.3 million in Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely convertible subordinated debt securities of the Company and $141.5 million of convertible subordinated debentures.

As a result of the February 1999 merger between InaCom and Vanstar, all amounts outstanding under the $350.0 million financing agreement, the $250.0 million senior secured revolving credit facility, and the $425.0 million asset securitization programs became immediately due and payable. The Company has received written waivers precluding such debt acceleration under each of the agreements from the parties to these agreements. In addition, as a result of the merger, the Company will give notice to the holders of $141.5 million of convertible subordinated debentures that a holder can require the Company to repurchase such holder's debentures at 100% of the principal amount plus accrued and unpaid interest. The holders may only exercise such repurchase option during the 30-day period following the date of the notice.

The Company has a $350.0 million line of credit under its financing agreement with IBMCC. On December 26, 1998, the Company had $247.4 million outstanding under that facility, of which $70.9 million was included in accounts payable and $176.5 million was classified as short-term borrowings. Borrowings under the line of credit are subject to certain borrowing base limitations and are secured by portions of the Company's inventory, accounts receivable, and certain other assets. On December 26, 1998, amounts borrowed under the line of credit carried an interest rate of 6.8% based on LIBOR. The line of credit expires March 31, 1999. The Company presently plans to allow this line of credit to expire, and to replace the interest-bearing working capital portion with the senior secured bank facility and to transfer the non-interest bearing floor planning portion to the Company's existing $400.0 million floor planning facility with IBMCC.

The senior secured revolving credit facility, which expires in April 2002, was entered into in April 1998 for $200.0 million and was increased in August 1998 to $250.0 million. Certain inventory and assets of the Company secure this facility. On December 26, 1998, $60.0 million was outstanding under this facility with an interest rate of 6.6% based on LIBOR.

In December 1996, the Company established an asset securitization facility, which currently provides the Company with up to $175.0 million in available credit. Pursuant to this asset securitization facility, the Company sells an undivided percentage ownership interest in certain accounts receivable. As of December 26, 1998, the proceeds of this receivable sale transaction totaled $175.0 million. On December 26, 1998, the implicit interest rate on the receivable sale transaction was 5.5%.

In July 1998, the Company entered into another asset securitization facility to fund up to $250.0 million by selling certain direct division trade accounts receivable, with limited recourse, to an unrelated financial institution. New qualifying receivables are sold to the financial institution as collections reduce previously sold receivables. On December 26, 1998, $231.0 million was funded under the program. On December 26, 1998, the implicit interest rate on the receivable sale transaction was 5.7%.

The $141.5 million of convertible subordinated debentures consists of $86.25 million of 4.5% convertible subordinated debentures issued in November 1997 and $55.25 million of 6.0% convertible subordinated debentures issued in June 1996.

The 1997 debentures are due November 1, 2004 and are convertible into common stock of the Company at a conversion rate of 25.235 shares per each $1,000 principal amount of debentures (equivalent to a conversion price of $39.63 per share), subject to adjustments under certain circumstances. The 1997 debentures are not redeemable by the Company prior to November 1, 2001; thereafter the Company may redeem the debentures at various premiums to principal amount. The 1997 debentures may also be redeemed at the option of the holder if there is a Change in Control (as defined in the indenture) at a price equal to 100% of the principal amount plus accrued interest at the date of redemption. The merger between InaCom and Vanstar is a Change in Control. As a result, the Company will give notice to the holders of the 1997 debentures that a holder can require InaCom to repurchase such holder's debentures at 100% of the principal amount plus accrued and unpaid interest. The holders may only exercise such repurchase option during the 30-day period following the date of the notice. Subject to certain conditions, InaCom will either pay the repurchase price in cash or in InaCom common stock valued at 95% of the average of the closing prices of InaCom common stock for a five trading day period ending on the third trading day preceding the repurchase date.

The 1996 debentures are due June 15, 2006 and are convertible into common stock of the Company at a conversion price of $24.00 per share, subject to adjustments under certain circumstances. The 1996 debentures are not redeemable by the Company prior to June 16, 2000; thereafter the Company may redeem the debentures at various premiums to principal amount. The 1996 debentures may also be redeemed at the option of the holder if there is a Change in Control (as defined in the indenture) at a price equal to 100% of the principal amount plus accrued interest at the date of redemption. The merger between InaCom and Vanstar is a Change in Control. As a result, the Company will give notice to the holders of the 1996 debentures that a holder can require InaCom to repurchase such holder's debentures at 100% of the principal amount plus accrued and unpaid interest. The holders may only exercise such repurchase option during the 30-day period following the date of notice.

In October 1996, the Company's subsidiary trust issued certain preferred securities, raising gross proceeds of $201.3 million. The holders of the preferred securities are entitled to cumulative cash distributions at an annual rate of 6 3/4% of the liquidation amount of $50 per security. The distributions are payable quarterly in arrears in the aggregate amount of approximately $3.5 million per quarter. The aggregate net proceeds to the Company from this offering totaled $194.4 million after selling expenses, discounts, and commissions. The preferred securities are convertible at the option of the holder into InaCom common stock at a conversion rate of 1.113 shares of InaCom common stock for each preferred security (equivalent to a conversion price of $44.92 per share).

Long-term debt was 26.3% of total long-term debt and equity on December 26, 1998 versus 21.2% on December 27, 1997. The decrease was a result of an increase in equity due to the issuance of additional shares of common stock, primarily in
relation  to  business   combinations.

The Company's credit facilities contain certain restrictive covenants, including the maintenance of minimum levels of working capital and net worth, limitations on the amount of funded debt and interest expense, limitations on incurring additional indebtedness, and restrictions on the amount of dividends the Company can pay to stockholders. As of December 26, 1998, the Company was in compliance with or had received written waivers for the covenants contained in these agreements.

The Company occasionally uses derivative financial instruments to limit the effect of increases in the interest rates on certain floating-rate debt. The Company does not hold or issue derivative financial instruments for trading purposes. As of December 26, 1998 the Company had two separate interest rate swap agreements each for an aggregate notional amount of $100 million with unrelated financial institutions, which were entered into in September 1998 and November 1998 and resulted in certain floating-rate interest payment obligations becoming fixed-rate interest payment obligations at 5.2% and 4.7%, respectively. The September 1998 interest rate swap agreement is a one-year agreement with a one-year extension at the provider's option. The November 1998 interest rate swap is a four-year agreement with a call provision at the provider's option after three years. An interest rate swap agreement entered into in January 1997 carrying a fixed-rate interest payment obligation at 5.8% for an aggregate notional amount of $100 million expired in January 1998, an interest rate swap agreement entered into in October 1997 carrying a fixed-rate interest payment obligation of 5.7% for an aggregate notional amount of $100 million was terminated in September 1998, and an interest rate swap agreement entered into in March 1998 carrying a fixed-rate interest payment obligation of 5.7% for an aggregate notional amount of $100 million was terminated in November 1998 As a result of the above mentioned swap agreements, financing expense was increased by approximately $0.2 million in 1998.

During 1998, the Company generated $207.6 million of cash from operations. Inventory decreased by $454.3 million during 1998 with a portion of the decrease offset by a decrease in accounts payable of $188.2 million. Accounts receivable increased $157.6 million during 1998. Inventory decreased primarily as a result of the vendors' changes in terms and conditions and the Company's efforts in managing its inventory levels. Accounts payable decreased as a result of the decrease in inventory levels. Accounts receivable increased as a result of an increase in vendor receivables.

The Company used $147.9 million in cash for investing activities in 1998. Cash of $73.3 million was used to purchase fixtures and equipment. Cash of $57.2 million was used for business combinations and contingent payments related to business combinations (See Note 2 - Business Combinations in Notes to Supplemental Consolidated Financial Statements).

Net cash used in financing activities in 1998 totaled $55.5 million, of which $60.6 million was used to repay short-term borrowings and $7.3 million was used to repay long-term debt. This was partially offset by the $6.3 million in cash that was provided by the issuance of stock under employee stock plans and the $6.0 million in cash that was provided from the sale of additional trade accounts receivable.

The Company believes the funding expected to be generated from operations and provided by the credit facilities existing on December 26, 1998 will be sufficient to meet working capital and capital investment needs in 1999.

                                    YEAR 2000

InaCom began preparing its computer-based systems for year 2000 ("Y2K") computer software compliance issues in 1996. Historically, certain computer programs were written using two digits rather than four to define the applicable year. As a result, software may recognize a date using the two digits "00" as 1900 rather than the year 2000. Computer programs that do not recognize the proper date could generate erroneous data or cause systems to fail. InaCom's Y2K project covers both traditional computer systems and infrastructure ("IT Systems") and computer-based hardware and software, facilities and equipment ("Non-IT Systems"). InaCom's Y2K project has six phases: inventory, assessment, renovation, testing, implementation and contingency planning.

InaCom completed the remediation of its critical business systems during the fourth quarter of 1998. InaCom expects to replace any non-compliant IT Systems by the end of the first quarter of 1999, with testing and implementation completed by the end of the second quarter of 1999. InaCom will replace non-compliant systems acquired pursuant to the Vanstar merger in the third quarter of 1999. InaCom has also completed an inventory and assessment of its Non-IT Systems, which are primarily located at its distribution centers and office locations. InaCom expects to replace any non-compliant systems by the end of the first quarter of 1999, with testing and implementation completed by the end of the second quarter of 1999.

InaCom's Y2K project also considers the readiness of significant customers and vendors. Such significant vendors have indicated to InaCom an expectation to be Y2K compliant. However, the non-compliance of such vendors could impair the ability of InaCom to obtain necessary products or to sell or provide services to its customers. Disruptions of the computer systems of InaCom's vendors could have a material adverse effect on InaCom's financial conditions and results of operations for the period of such disruption.

InaCom believes that the most reasonably likely worst case Y2K scenario is that a small number of vendors will be unable to supply components for a short time after January 1, 2000, with a resulting disruption of product shipments and services to InaCom's customers. As part of its Y2K process, InaCom is developing contingency plans with respect to such a scenario and the vendors who are either unable or unwilling to develop remediation plans to become Y2K compliant. InaCom's contingency plans will contain a combination of actions including stockpiling of products and components and selective resourcing of business to Y2K compliant vendors.

InaCom had incurred approximately $5.1 million of Y2K project expenses as of December 26, 1998. Future expenses are estimated to include approximately $1.3 million of additional costs. Such cost estimates are based upon presently available information and may change as InaCom continues with its Y2K project.

INACOM CORP. AND SUBSIDIARIES (INCLUDES RETROACTIVE IMPACT OF VANSTAR MERGER) SUPPLEMENTAL FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA



                                                                                     Weighted Average        Closing Stock
                                                                Net per Share       Shares Outstanding       Market Price
                                                              -------------------  ----------------------  ------------------
                                     Gross          Net       -------------------  ----------------------  ------------------
                   Revenues         Margin        Earnings     Basic     Diluted     Basic      Diluted     High       Low
                 --------------  --------------  -----------  ---------  --------  ----------  ----------  --------  --------
                 --------------  --------------  -----------  ---------  --------  ----------  ----------  --------  --------

                                         (Dollars and shares in thousands, except per share amounts)
1998
   First            $1,671,888        $182,650      $16,737      $0.39     $0.37      42,700      48,200    $32.75    $23.44
   Second            1,841,387         197,604       11,857       0.27      0.26      43,300      48,900     36.75     26.00
   Third             1,658,116         187,599     (12,887)     (0.29)    (0.29)      44,600      44,600     33.63     16.38
   Fourth            1,716,023         190,365     (24,267)     (0.54)    (0.54)      44,800      44,800     20.75     15.13
                 --------------  --------------  -----------  ---------  --------  ----------  ----------  --------  --------
                 --------------  --------------  -----------  ---------  --------  ----------  ----------  --------  --------

   Year             $6,887,414        $758,218     ($8,560)    ($0.19)   ($0.19)      43,900      43,900    $36.75    $15.13
                 ==============  ==============  ===========  =========  ========  ==========  ==========  ========  ========
                 ==============  ==============  ===========  =========  ========  ==========  ==========  ========  ========

1997
   First            $1,522,324        $161,667      $11,805      $0.31     $0.29      38,500      41,800    $40.13    $20.63
   Second            1,713,963         186,669       16,009       0.41      0.39      39,000      42,500     32.50     20.00
   Third             1,716,698         192,399       17,686       0.45      0.43      39,300      42,500     37.63     31.13
   Fourth            1,782,119         202,941       19,903       0.48      0.45      41,300      45,900     39.38     24.38
                 --------------  --------------  -----------  ---------  --------  ----------  ----------  --------  --------
                 --------------  --------------  -----------  ---------  --------  ----------  ----------  --------  --------

   Year             $6,735,104        $743,676      $65,403      $1.66     $1.57      39,500      43,000    $40.13    $20.00
                 ==============  ==============  ===========  =========  ========  ==========  ==========  ========  ========
                 ==============  ==============  ===========  =========  ========  ==========  ==========  ========  ========


               INACOM CORP. AND SUBSIDIARIES (INCLUDES RETROACTIVE
                            IMPACT OF VANSTAR MERGER)
                 Supplemental Consolidated Financial Statements
                     December 26, 1998 and December 27, 1997
                   (With Independent Auditors' Report Thereon)

INDEPENDENT AUDITORS' REPORT
The Board of Directors
InaCom Corp.:

We have audited the accompanying supplemental consolidated financial statements of InaCom Corp. and subsidiaries as of December 26, 1998 and December 27, 1997, and the related supplemental consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 26, 1998. In connection with our audits of the supplemental consolidated financial statements, we have also audited the supplemental financial statement schedule for the three-year period ended December 26, 1998. These supplemental consolidated financial statements and supplemental financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the supplemental consolidated financial statements and supplemental consolidated financial statement schedule based on our audits. We did not audit the financial statements of Vanstar Corporation ("Vanstar") prior to 1998, a company acquired in February 1999 in a business combination accounted for as a pooling-of-interests. Such statements are included in the consolidated financial statements of the Company and reflect total assets constituting 53.3 percent as of December 27, 1997 and total revenues constituting 42.1 percent and 41.7 percent for the years ended December 27, 1997 and December 28, 1996, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Vanstar, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of InaCom Corp. and Vanstar on February 17, 1999, which has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of InaCom Corp. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audit and report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of InaCom Corp. and subsidiaries as of December 26, 1998 and December 27, 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 26, 1998, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination. Also in our opinion, the related supplemental financial statement schedule, when considered in relation to the supplemental consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG Peat Marwick LLP


Omaha, Nebraska
February 19, 1999

INACOM CORP. AND SUBSIDIARIES (INCLUDES RETROACTIVE IMPACT OF VANSTAR MERGER) SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
Three-year period ended December 26, 1998
(Amounts in thousands, except per share data)

---------------------------------------------------------------------------------------------------------------------

                                                                                   1998         1997        1996
---------------------------------------------------------------------------------------------------------------------
Revenues:
   Products                                                                      $6,018,823   $5,993,536  $4,809,590
   Services                                                                         868,591      741,568     507,251
---------------------------------------------------------------------------------------------------------------------

                                                                                  6,887,414    6,735,104   5,316,841
---------------------------------------------------------------------------------------------------------------------

Direct costs:
   Products                                                                       5,603,544    5,555,762   4,450,852
   Services                                                                         525,652      435,666     301,883
---------------------------------------------------------------------------------------------------------------------

                                                                                  6,129,196    5,991,428   4,752,735
---------------------------------------------------------------------------------------------------------------------

Gross margin                                                                        758,218      743,676     564,106

Selling, general and administrative expenses                                        651,835      563,399     444,626
Restructuring charges                                                                12,009        -           -
---------------------------------------------------------------------------------------------------------------------

Operating income                                                                     94,374      180,277     119,480

Financing expense, net                                                               66,513       60,311      34,768
---------------------------------------------------------------------------------------------------------------------

Earnings before income taxes and distributions on preferred
    securities of trust                                                              27,861      119,966      84,712

Income tax expense                                                                   27,505       45,651      32,028
---------------------------------------------------------------------------------------------------------------------

Earnings before distributions on preferred securities of trust                          356       74,315      52,684

Distributions on preferred securities of trust, less taxes of $4,668; $5,013;
     and $2,893 in 1998, 1997, and 1996, respectively                                 8,916        8,912       5,144
---------------------------------------------------------------------------------------------------------------------

Net earnings (loss)                                                                ($8,560)      $65,403     $47,540
---------------------------------------------------------------------------------------------------------------------

Earnings (loss) per share:
   Basic                                                                            ($0.19)        $1.66       $1.27
   Diluted                                                                          ($0.19)        $1.57       $1.21
---------------------------------------------------------------------------------------------------------------------

Common shares and equivalents outstanding:
   Basic                                                                             43,900       39,500      37,500
   Diluted                                                                           43,900       43,000      40,000
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to supplemental consolidated financial statements.

INACOM CORP. AND SUBSIDIARIES (INCLUDES RETROACTIVE IMPACT OF VANSTAR MERGER) SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
December 26, 1998 and December 27, 1997
(Amounts in thousands, except share data)

---------------------------------------------------------------------------------------------------------------

                                       Assets                                            1998         1997
---------------------------------------------------------------------------------------------------------------
Current assets:
   Cash and cash equivalents                                                              $69,939      $62,068
   Accounts receivable, less allowance for doubtful accounts of $15,381 in 1998 and
   $14,203 in 1997                                                                        705,305      594,819
   Inventories                                                                            485,283      899,836
   Other current assets                                                                    33,090       21,735
   Deferred income taxes                                                                   26,255       23,714
---------------------------------------------------------------------------------------------------------------

Total current assets                                                                    1,319,872    1,602,172
---------------------------------------------------------------------------------------------------------------

Property and equipment, at cost                                                           379,292      352,238
Less accumulated depreciation                                                             182,162      144,493
---------------------------------------------------------------------------------------------------------------

Net property and equipment                                                                197,130      207,745
---------------------------------------------------------------------------------------------------------------

Other assets, net of accumulated amortization of $18,086 in 1998 and $17,732 in 1997       49,520       47,375
Cost in excess of net assets of businesses acquired,
  net of accumulated amortization of $33,863 in 1998 and $21,775 in 1997                  314,462      195,207
---------------------------------------------------------------------------------------------------------------

                                                                                       $1,880,984   $2,052,499
---------------------------------------------------------------------------------------------------------------

                        Liabilities and Stockholders' Equity
---------------------------------------------------------------------------------------------------------------

Current liabilities:
   Accounts payable                                                                      $554,217     $699,700
   Notes payable and current maturities of long-term debt                                 179,829      314,151
   Income taxes payable                                                                     3,937        5,908
   Other current liabilities                                                              179,684      159,831
---------------------------------------------------------------------------------------------------------------

Total current liabilities                                                                 917,667    1,179,590
---------------------------------------------------------------------------------------------------------------

Other long-term liabilities                                                                 1,178        1,169
Long-term debt, less current maturities                                                   201,941      143,837

Company-obligated mandatorily redeemable convertible preferred securities of subsidiary trust holding solely convertible subordinated debt securities
  of the Company                                                                          194,974      194,739

Stockholders' equity:
   Capital stock:
   Class A preferred stock of $1 par value.  Authorized 1,000,000 shares; none
     issued                                                                                 -            -
   Common stock of $.10 par value.  Authorized 100,000,000 shares;
    issued shares 44,795,289 in 1998 and 42,658,028 in 1997                                 4,480        4,266
   Additional paid-in capital                                                             407,159      346,870
   Accumulated other comprehensive income                                                 (2,480)        (374)
   Retained earnings                                                                      157,302      182,402
---------------------------------------------------------------------------------------------------------------

                                                                                          566,461      533,164

   Unearned restricted stock                                                              (1,237)        -
---------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                                565,224      533,164
---------------------------------------------------------------------------------------------------------------

                                                                                       $1,880,984   $2,052,499
---------------------------------------------------------------------------------------------------------------

See accompanying notes to supplemental consolidated financial statements.


INACOM CORP. AND SUBSIDIARIES (INCLUDES RETROACTIVE IMPACT OF VANSTAR MERGER) SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Three-year period ended December 26, 1998
(Amounts in thousands)

--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


                                                                                   Accumulated
                                              Common stock   Additional                other                Unearned    Total
                                             -------------   paid-in    Treasury  comprehensive  Retained  restricted stockholders'
                                             Shares Amount   capital     Stock        income     earnings   stock     equity
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Balance at December 30, 1995                 36,745  $3,675   $202,315     ($161)        $ -       $69,459   ($470)    $274,818

Comprehensive income, net of tax:
   Net earnings                              -        -          -          -              -        47,540    -          47,540

   Foreign currency translation adjustment   -        -          -          -              -         -        -           -

   Unrealized gain on available for sale
   security                                  -        -          -          -              1,373     -        -           1,373
                                                                                                                    ------------
                                                                                                                    ------------
Comprehensive income                                                                                                     48,913

Shares issued in connection
   with business combinations                   691      69      6,581      -              -         -        -           6,650

Shares issued under stock plans, net of tax     750      75     12,652        161          -         -        -          12,888
effect

Amortization of unearned restricted stock    -        -          -          -              -         -         455          455


Other                                           118      12         65      -              -         -        -              77
--------------------------------------------------------------------------------------------------------------------------------

Balance at December 28, 1996                 38,304   3,831    221,613      -              1,373   116,999     (15)     343,801

Comprehensive income, net of tax:
   Net earnings                              -        -          -          -              -        65,403    -          65,403

   Foreign currency translation adjustment   -        -          -          -              (167)     -        -           (167)

   Unrealized loss on available for sale
   security                                  -        -          -          -            (1,580)     -        -         (1,580)
                                                                                                                    ------------
                                                                                                                    ------------
Comprehensive income                                                                                                     63,656

Shares issued through public offering,
   net of offering expenditures               3,000     300     92,650      -              -         -        -          92,950

Shares issued in connection
   with business combinations                   860      86     24,397      -              -         -        -          24,483

Shares issued under stock plans, net of tax
effect                                          494      49      8,210      -              -         -        -           8,259

Amortization of unearned restricted stock    -        -          -          -              -         -           15          15

--------------------------------------------------------------------------------------------------------------------------------

Balance at December 27, 1997                 42,658   4,266    346,870      -              (374)   182,402    -         533,164

Adjustments to conform company year - ends    (161)    (16)    (2,785)      -            (1,117)  (16,540)    -        (20,458)

Comprehensive income, net of tax:
   Net loss                                  -        -          -          -              -       (8,560)    -         (8,560)

   Foreign currency translation adjustment   -        -          -          -                 38     -        -              38

   Unrealized loss on available for sale
   security                                  -        -          -          -            (1,027)     -        -         (1,027)
                                                                                                                    ------------
                                                                                                                    ------------
Comprehensive income                                                                                                    (9,549)

Shares issued in connection
   with business combinations                 1,785     179     53,789      -              -         -        -          53,968

Shares issued in connection
   with equity investment                        54       5      1,457      -              -         -        -           1,462

Shares issued under stock plans, net of tax
effect                                          459      46      7,828      -              -         -      (1,529)       6,345

Amortization of unearned restricted stock       -        -          -       -              -         -         292          292

--------------------------------------------------------------------------------------------------------------------------------

Balance at December 26, 1998                 44,795  $4,480   $407,159      -           ($2,480)  $157,302 ($1,237)    $565,224
--------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to supplemental consolidated financial statements

INACOM CORP. AND SUBSIDIARIES (INCLUDES RETROACTIVE IMPACT OF VANSTAR MERGER) Supplemental Consolidated Statements of Cash Flows
Three-year period ended December 26, 1998
(Amounts in thousands)

---------------------------------------------------------------------------------------------------------------------

                                                                                 1998         1997          1996
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net earnings (loss)                                                           ($8,560)       $65,403      $47,540
   Adjustments to reconcile net earnings (loss) to
     net cash provided (used) by operating activities:
       Depreciation and amortization                                               78,121        58,403       39,553
       Noncash restructuring and unusual charges                                   39,053         -            -
       Changes in assets and liabilities, net
          of effects from business combinations:
            Accounts receivable                                                 (153,557)     (197,486)    (143,479)
            Inventories                                                           454,282      (98,168)     (65,418)
            Other current assets                                                 (14,329)         3,737      (6,073)
            Accounts payable                                                    (188,226)      (30,148)       14,663
            Other liabilities                                                      18,809         2,509      (2,885)
            Income taxes                                                         (17,972)       (4,902)       20,600
---------------------------------------------------------------------------------------------------------------------

Net cash provided (used) by operating activities                                  207,621     (200,652)     (95,499)
---------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Business combinations                                                         (57,211)      (49,011)     (60,112)
   Proceeds from sale of building                                                   -             -            3,125
   Additions to property and equipment                                           (73,332)     (106,531)     (51,464)
   Other                                                                         (17,337)      (14,184)     (25,435)
---------------------------------------------------------------------------------------------------------------------

Net cash used in investing activities                                           (147,880)     (169,726)    (133,886)
---------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
   Proceeds from (payments of) notes payable                                     (60,554)        93,179    (151,576)
   Proceeds from issuance of convertible preferred
     securities of trust, net                                                       -             -          194,320
   Proceeds from receivables sold                                                   6,000       125,000      175,000
   Principal payments on long-term debt                                           (7,286)      (10,121)     (55,596)
   Proceeds from offering of public stock                                           -            92,950        -
   Proceeds from long-term debt                                                     -            86,250       55,250
   Proceeds from employee stock plans                                               6,345         8,259       12,888
---------------------------------------------------------------------------------------------------------------------

Net cash provided (used) by financing activities                                 (55,495)       395,517      230,286
---------------------------------------------------------------------------------------------------------------------

Change in accumulated other comprehensive income                                       38         (167)        -
---------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                           4,284        24,972          901

Adjustment to conform company year ends                                             3,587         -            -

Cash and cash equivalents, beginning of year                                       62,068        37,096       36,195
---------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents, end of year                                            $69,939       $62,068      $37,096
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to supplemental consolidated financial statements.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      Organization

The supplemental consolidated financial statements include the accounts of InaCom Corp. (Company) and its wholly-owned subsidiaries. The Company is a single-source provider of information technology products and technology management services designed to enhance the productivity of information systems primarily of Fortune 1000 clients. The Company offers a comprehensive range of integrated life cycle services to manage the entire technology life cycle. The Company sells its products and services through a marketing network of company-owned business centers throughout the United States that focus on serving large corporations. The Company also has a network of value-added resellers that typically have regional, industry, or specific product focus. All significant intercompany balances and transactions have been eliminated in consolidation.

On February 17, 1999, subsequent to the Company's fiscal year ended December 26, 1998, the Company issued 0.64 shares of common stock for each share of Vanstar common stock outstanding which was approximately 28.0 million shares of its common stock for all the outstanding common stock of Vanstar Corp. Vanstar Corp. ("Vanstar") is a provider of products and services to Fortune 1000 companies and other large enterprises which enable those customers to build, manage and
enhance  their  personal  computer  networks.   This  business  combination  was
accounted for as a pooling-of-interests combination and, accordingly, the Company's supplemental consolidated financial statements have been restated to include the accounts and results of Vanstar as if the companies had operated together from the beginning of the earliest period presented.

(b)      Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market and consist of computer hardware, software, voice and data equipment, spare parts, and related materials. Periodically, the Company assesses the appropriateness of the inventory valuations giving consideration to obsolete, slow-moving and nonsalable inventory.

In order to adequately service its customers, the Company is required to maintain quantities of consumable and repairable parts ("spare parts") for extended periods of time. Based on historical experience, the Company determines an allocation of the spare parts to both current inventories and property and equipment.

(c)      Other Assets

Other assets include vendor authorization rights, long-term notes receivable, and other long term investments which are valued at cost. Vendor authorization rights are being amortized over their contractual life of ten years. Available-for-sale securities are also included in other assets and are being valued at market with any unrealized gain or loss included as a component of other comprehensive income, net of income taxes.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)      Cost in Excess of Net Assets of Business Acquired

The excess of the cost over the fair value of assets of businesses acquired is being amortized on a straight-line basis over the expected periods to be benefited, generally over twenty to twenty-five years. The Company assesses the recoverability of intangible assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

(e)      Depreciation

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the respective assets ranging from three to thirty-nine years using the straight-line method.

(f)      Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(g)      Revenue and Expense Recognition

The Company recognizes revenue from product sales upon shipment to the customer. Revenues from consulting and other services are recognized as the Company performs the services or ratably if performed over a service contract period. Deferred revenue primarily represents unrecognized service revenue.

(h)      Advertising and Promotional Costs

Advertising and promotional costs are expensed as incurred and amounted to $19.1 million, $18.7 million, and $16.9 million for each of the three years ended December 26, 1998, respectively.

(i)      Marketing Development Funds

Primary vendors of the Company provide various incentives, in cash or credit against obligations, for promoting and marketing their product offerings. Beginning in May 1998, funds or credits received became primarily based on the sales of the vendors' products and are earned through performance of specific marketing programs or upon completion of objectives outlined by the vendors. Funds or credits earned are applied to direct costs or selling, general and administrative expenses depending on the objectives of the program. Funds or credits from the Company's primary vendors typically range from 1% to 5% of sales.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(j)      Risks and Uncertainties

Financial instruments, which potentially expose the Company to a concentration of credit risk, principally consist of accounts receivable. The Company sells products to a large number of customers in many different industries and various geographies. To minimize credit concentration risk, the Company utilizes several financial services organizations, which purchase accounts receivable, and perform ongoing credit evaluations of its customers' financial conditions.

The Company's business is dependent in large measure upon its relationship with key vendors since a substantial portion of the Company's revenue is derived from the sales of the products of such key vendors. Termination of, or a material change to the Company's agreements with these vendors, or a material decrease in the level of marketing development programs offered by manufacturers, or an insufficient or interrupted supply of vendors' product would have a material adverse effect on the Company's business.

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(k)      Financial Instruments

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable, and notes payable and short-term borrowings approximate fair value because of the short maturity of these instruments. The fair values of the convertible subordinated debentures are based on the amount of future cash flows associated with each instrument discounted using the Company's current borrowing rate for similar debt instruments of comparable maturity. The estimated fair value of the Company's convertible subordinated debentures approximates book value. The carrying value of the preferred securities (see Note 8 Convertible Preferred Securities of Trust) approximates their fair value based upon quoted market prices.

The Company occasionally uses derivative financial instruments to limit the effect of increases in the interest rates on certain floating-rate debt. The Company does not hold or issue derivative financial instruments for trading purposes. As of December 26, 1998 the Company had two separate interest rate swap agreements for an aggregate notional amount of $100 million each with unrelated financial institutions, which were entered into in September 1998 and November 1998 and resulted in certain floating-rate interest payment obligations becoming fixed-rate interest payment obligations at 5.2% and 4.7%, respectively. The September 1998 interest rate swap agreement is a one-year agreement with a one-year extension at the provider's option. The November 1998 interest rate swap is a four-year agreement with a call provision at the provider's option after three years. An interest rate swap agreement entered into in January 1997 carrying a fixed-rate interest payment obligation of 5.8%, for an aggregate notional amount of $100 million expired in January 1998, an interest rate swap agreement entered into in October 1997 carrying a fixed-rate interest payment obligation of 5.7%, for an aggregate notional amount of $100 million was terminated in September 1998, and an interest rate swap agreement entered into in March 1998 carrying a fixed-rate interest payment obligation of 5.7%, for an aggregate notional amount of $100 million was terminated in November 1998. As a result of the above mentioned swap agreements, financing expense was increased by approximately $0.2 million in 1998. The fair value of the swap agreements as of December 26, 1998 was $1.1 million.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

(l)      Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers cash and temporary cash investments with a maturity of three months or less to be cash equivalents.


(2)      BUSINESS COMBINATIONS

On February 17, 1999, subsequent to the Company's fiscal year ended December 26, 1998, the Company issued 0.64 shares of common stock for each share of Vanstar common stock outstanding which was approximately 28.0 million shares of the Company's common stock for all the outstanding common stock of Vanstar Corp. Vanstar Corp. ("Vanstar") is a provider of products and services to Fortune 1000 companies and other large enterprises which enable those customers to build, manage and enhance their personal computer networks. This business combination was accounted for as a pooling-of-interests combination and, accordingly, the Company's supplemental consolidated financial statements have been restated to include the accounts and results of Vanstar as if the companies had operated together from the beginning of the earliest period presented.

The Company expects to record a material pre-tax charge following consummation of the Vanstar merger to cover (1) the direct costs of the merger during the first quarter of 1999 (including the fees of financial advisors, legal counsel, and independent auditors), (2) the cost of integrating certain aspects of the businesses of the Company and Vanstar, (3) the cost of canceling certain purchase commitments, (4) the costs of employee terminations and facility expenses to eliminate duplicative functions and locations, and (5) other merger related items. This pre-tax charge is estimated to be in the range of $120 to $155 million. The after-tax impact of this charge is estimated to be in the range of $83 to $107 million. The estimated charges and nature of the costs included therein as well as the periods in which these costs are recorded are subject to change as the Company's integration plan is more fully developed and more accurate estimates become available. The accompanying supplemental consolidated financial statements do not reflect such charges.

Prior to the combination, Vanstar's fiscal year ended April 30. In recording the pooling-of-interests combination, Vanstar's financial statements for the twelve months ended December 26, 1998, were combined with the Company's financial statements for the same period and Vanstar's financial statements for its years ended April 30, 1998 and 1997 were combined with the Company's financial statements for its fiscal years ended December 27, 1997 and December 28, 1996, respectively. Vanstar's unaudited results of operations for the four months ended April 30, 1998, included revenues of $942.0 million and net income of $16.5 million. An adjustment has been made to stockholders' equity as of December 26, 1998, to eliminate the effect of including Vanstar's results of operations for the four months ended April 30, 1998, in both the years ended December 26, 1998 and December 27, 1997.

In 1996, the Company acquired Mentor Technologies, Ltd., an Ohio limited partnership ("Mentor Technologies") and Contract Data Services, Inc., a North Carolina corporation ("CDS"). The total consideration given in 1996 for these business combinations was 771,114 shares of common stock. These business combinations were accounted for as poolings of interests and accordingly, the Company's supplemental consolidated financial statements have been restated to include the accounts and results of Mentor and CDS.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(2)      BUSINESS COMBINATIONS (Continued)

In December 1996, the Company effected two additional business combinations accounted for as poolings of interest transactions. The overall impact of the combinations with relation to the financial statements taken as a whole are not material and thus prior periods for the Company have not been restated to reflect these business combinations. The Company recognized a non-recurring charge of $1.0 million to net earnings related to the business combinations during the fourth quarter of 1996. The effect of the non-material poolings was to increase stockholders' equity by approximately $0.6 million in 1996.

In 1998, the Company completed several business combinations and made contingent payments in relation to business combinations completed in 1998, 1997 and 1996. The total consideration given in 1998 for business combinations, including contingent payments, was $57.2 million in cash and 1,785,170 shares of common stock. The excess purchase price over the estimated fair value of the net assets acquired was $135.5 million in 1998; the excess is being amortized using the straight-line method over twenty years. The business combinations accounted for as purchases reflect the operations of the acquired entities since the respective acquisition dates.

During 1997 and 1996 the Company completed several acquisitions in transactions accounted for as purchases. The total consideration given for the 1997 acquisitions was $73.4 million in cash and 892,708 shares of common stock. The total consideration given for the 1996 acquisitions was $61.1 million in cash and 327,495 shares of common stock. The excess purchase price over the estimated fair value of the net assets acquired was $95.8 million in 1997 and $37.9 million in 1996; the excess is being amortized using the straight-line method over twenty years to twenty-five years.

In connection with certain acquisitions, the Company may be required to make additional payments that are contingent upon the acquired businesses achieving certain performance criteria. The Company made additional payments in 1998 of $4.2 million in cash and 226,780 shares of common stock and additional payments in 1997 of $2.3 million in cash and 76,800 shares of common stock. These additional payments have been recorded as cost in excess of net assets of businesses acquired.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(2)      BUSINESS COMBINATIONS (Continued)

The following unaudited pro forma financial information presents the combined results of operations of the Company as if the acquisitions described above for 1998 and 1997 accounted for as purchase transactions had occurred as of the beginning of the year preceding the consummation of the transaction after giving effect to certain adjustments. The pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company and the acquired entities constituted a single entity during such periods.

---------------------------------------------------------------------------------------

                                          1998             1997             1996
---------------------------------------------------------------------------------------
    Revenues                              $6,931,836       $7,023,916       $5,706,330

    Net Earnings                             (7,119)           63,376           45,260

    Basic earnings per share                 ($0.16)            $1.53            $1.18

    Diluted earnings per share               ($0.16)            $1.46            $1.13

---------------------------------------------------------------------------------------

(3)      PROPERTY AND EQUIPMENT

A summary of property and equipment stated at cost is as follows:

----------------------------------------------------------------------------------------------------------

                                                                               1998            1997
----------------------------------------------------------------------------------------------------------
    Land, buildings and improvements                                              $48,538         $48,998
    Furniture, fixtures and equipment                                              85,866          77,590
    Computer equipment                                                            189,057         162,263
    Computer parts held for repair and exchange                                    55,831          63,387
----------------------------------------------------------------------------------------------------------

                                                                                 $379,292        $352,238
----------------------------------------------------------------------------------------------------------


INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(4)      RESTRUCTURING AND UNUSUAL CHARGES

In August 1998, the Company announced a program to reduce expenses in line with expected revenue and industry dynamics. The program included both items that qualify as restructuring costs as defined by Emerging Issues Task Force 94-3 and other unusual charges. This program to reduce expenses included a reduction in workforce and elimination of some of its facilities through consolidation during the second quarter in accordance with approved management plans. The Company also wrote-off equipment and systems associated with the support of certain finance functions that were affected by the realignment of the business into two operating units and the reduction of workforce. In addition, the Company wrote-off redundant equipment and systems associated with the centralized service dispatch and scheduling functions. The Company also liquidated excess spare parts due to the centralization of its spare parts management and the outsourcing of a substantial portion of its spare parts procurement and repair to a single vendor. Restructuring and unusual charges totaled $45.3 million, of which $39.1 million related to noncash charges such as duplicated facilities and spare parts and software write-offs. The remaining $6.2 million related to cash payments made to employees for incentives and severance.

Restructuring Charges

Restructuring charges of $12.0 million include the cost of facility closures and consolidations, involuntary employee separation benefits, and related costs associated with business realignment and restructuring actions in accordance with approved management plans. Facility closure costs of $6.0 million include future lease payments, costs to abandon or dispose of property and equipment and capitalized software, net of estimates of sublease revenues and disposal values. Employee separation benefits of $3.0 million include severance, medical, and other benefits for approximately 250 permanent full-time employees. Reductions occurred in virtually all areas of the Company. Business realignment costs relate to the decision to exit the discrete training business as the Company focuses on its core competencies as part of the realignment of the Company into two distinct operating units, contract termination costs and other related costs and are $3.0 million. There are no remaining restructuring reserves.

Unusual Charges

Unusual charges not qualifying as restructuring charges totaled $33.3 million, of which $30.3 million are reflected in selling, general and administrative expenses and $3.0 million are reflected in direct costs. These unusual charges consist primarily of the write-off of certain equipment and capitalized software, costs to liquidate excess spare parts and certain inventory adjustments. Capitalized software and lease costs of $9.0 million include the write-off of systems associated with the centralized dispatch and scheduling functions and obsolete hardware and software due to the upgrade of call technology implemented by the Company. The Company also liquidated excess spare parts due to the centralization of its spare parts management and the outsourcing of a substantial portion of its spare parts procurement and repair to a single vendor, resulting in a net charge of $16.5 million. Inventory adjustments of $5.4 million include costs associated with the early return of certain inventory items to a major vendor in an effort to reduce interest expense and additional inventory reserves to record inventory at lower of cost or market due to the reduced price protection available from major vendors as part of the supply chain reengineering. Other items of $2.4 million consist primarily of the incentive pay to retain certain employees during the restructuring activities and costs associated with the termination of certain marketing commitments.

As the Company implements its strategic plan to respond to current industry dynamics, there can be no assurance that additional restructuring actions will not be required. In addition, there can be no assurance that the estimated costs of the restructuring program will not change.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(5)      INCOME TAXES

Income tax expense (benefit) consists of the following:

-------------------------------------------------------------------------------------------------

                                                             1998         1997          1996
-------------------------------------------------------------------------------------------------
   Current:
     Federal                                                  $21,514       $41,238      $10,095
     State                                                      4,695         6,679        1,588
   Deferred:
     Federal                                                  (2,502)       (6,949)       15,528
     State                                                      (870)         (330)        1,924
-------------------------------------------------------------------------------------------------

                                                              $22,837       $40,638      $29,135
-------------------------------------------------------------------------------------------------

The above income tax expense is presented net of tax benefits related to distributions on preferred securities of trust.

The reconciliation of the statutory federal income tax rate and the effective tax rate are as follows:

-------------------------------------------------------------------------------------------------

                                                             1998         1997          1996
-------------------------------------------------------------------------------------------------
   Statutory federal income tax                                $4,997       $37,115      $26,836
   State income taxes, net of federal benefit                   2,486         4,127        2,958
   Change in estimate related to prior year tax returns        12,651         -            -
   Other                                                        2,703         (604)        (659)
-------------------------------------------------------------------------------------------------

                                                              $22,837       $40,638      $29,135
-------------------------------------------------------------------------------------------------

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(5)      INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

-------------------------------------------------------------------------------------------------

                                                                          1998          1997
-------------------------------------------------------------------------------------------------
   Deferred tax assets:
     Valuation reserves                                                     $23,149      $22,866
     Accrued expenses not deducted until paid                                12,990        5,784
     Other                                                                    3,383        3,893
-------------------------------------------------------------------------------------------------

   Total deferred tax assets                                                 39,522       32,543
-------------------------------------------------------------------------------------------------

   Deferred tax liabilities
     Vendor discounts                                                         5,453        2,374
     Depreciation                                                             5,797        5,600
     Other                                                                    1,777        1,446
-------------------------------------------------------------------------------------------------

   Total deferred tax liabilities                                            13,027        9,420
-------------------------------------------------------------------------------------------------

   Net deferred tax assets                                                  $26,495      $23,123
-------------------------------------------------------------------------------------------------

There was no valuation allowance for deferred tax assets at December 26, 1998 or December 27, 1997.


(6)      DEBT

A summary of debt follows:


----------------------------------------------------------------------------------------------------------

                                                                               1998            1997
----------------------------------------------------------------------------------------------------------
    Notes payable                                                                $236,500        $308,351
    Obligations under capital leases                                                3,770           7,479
    Convertible subordinated debentures                                           141,500         141,500
    Other                                                                           -                 658
----------------------------------------------------------------------------------------------------------
Total outstanding debt                                                            381,770         457,988
Less current maturities                                                           179,829         314,151
----------------------------------------------------------------------------------------------------------

Long-term debt, excluding current maturities                                     $201,941        $143,837
----------------------------------------------------------------------------------------------------------


INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(6)      DEBT (Continued)

The Company's primary sources of liquidity are provided through a $350.0 million line of credit under a financing agreement with IBMCC, a senior secured revolving credit facility with Deutsche Bank of up to $250.0 million, and asset securitization programs with JP Morgan and Nesbitt Burns aggregating up to $425.0 million (see Note 7 to Supplement Consolidated Financial Statements Accounts Receivable and Credit Arrangements). Capital resources also include $201.3 million in Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely convertible subordinated debt securities of the Company (see Note 8 to Supplement Consolidated Financial Statements - Preferred Securities of Trust) and $141.5 million of convertible subordinated debentures.

As a result of the February 1999 merger between InaCom and Vanstar, all amounts outstanding under the $350.0 million financing agreement, the $250.0 million senior secured revolving credit facility, and the $425.0 million asset securitization programs became immediately due and payable. The Company has received written waivers precluding such debt acceleration under each of the agreements from the parties to these agreements. In addition, as a result of the merger, the Company will give notice to the holders of $141.5 million of convertible subordinated debentures that a holder can require the Company to repurchase such holder's debentures at 100% of the principal amount plus accrued and unpaid interest in cash or stock. The holders may only exercise such repurchase option during the 30-day period following the date of the notice.

On December 26, 1998, the Company had $247.4 million outstanding under its facility with IBMCC, of which $70.9 million was included in accounts payable and $176.5 million was classified as short-term borrowings. Borrowings under the line of credit are subject to certain borrowing base limitations and are secured by portions of the Company's inventory, accounts receivable, and certain other assets. On December 26, 1998, amounts borrowed under the line of credit carried an interest rate of 6.8% based on LIBOR. The line of credit expires March 31, 1999. The Company presently plans to allow this line of credit to expire, and to replace the interest-bearing working capital portion with the senior secured bank facility and to transfer the non-interest bearing floor planning portion to the Company's existing $400.0 million floor planning facility with IBMCC.

The senior secured revolving credit facility, which expires in April 2002, was entered into in April 1998 for $200.0 million and was increased in August 1998 to $250.0 million. Certain inventory and assets of the Company secure this facility. On December 26, 1998, $60.0 million was outstanding under this facility with an interest rate of 6.6% based on LIBOR. The amounts outstanding under this facility have been classified as long-term debt based on the terms of the agreement.

The $141.5 million of convertible subordinated debentures consists of $86.25 million of 4.5% convertible subordinated debentures issued in November 1997 and $55.25 million of 6.0% convertible subordinated debentures issued in June 1996.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(6)      DEBT (Continued)

The 1997 debentures are due November 1, 2004 and are convertible into common stock of the Company at a conversion rate of 25.235 shares per each $1,000 principal amount of debentures (equivalent to a conversion price of $39.63 per share), subject to adjustments under certain circumstances. The 1997 debentures are not redeemable by the Company prior to November 1, 2001; thereafter the Company may redeem the debentures at various premiums to principal amount. The 1997 debentures may also be redeemed at the option of the holder if there is a Change in Control (as defined in the indenture) at a price equal to 100% of the principal amount plus accrued interest at the date of redemption. The merger between InaCom and Vanstar is a Change in Control. As a result, the Company will give notice to the holders of the 1997 debentures that a holder can require InaCom to repurchase such holder's debentures at 100% of the principal amount plus accrued and unpaid interest. The holders may only exercise such repurchase option during the 30-day period following the date of the notice. Subject to certain conditions, InaCom will either pay the repurchase price in cash or in InaCom common stock valued at 95% of the average of the closing prices of InaCom common stock for a five trading day period ending on the third trading day preceding the repurchase date.

The 1996 debentures are due June 15, 2006 and are convertible into common stock of the Company at a conversion price of $24.00 per share, subject to adjustments under certain circumstances. The 1996 debentures are not redeemable by the Company prior to June 16, 2000; thereafter the Company may redeem the debentures at various premiums to principal amount. The 1996 debentures may also be redeemed at the option of the holder if there is a Change in Control (as defined in the indenture) at a price equal to 100% of the principal amount plus accrued interest at the date of redemption. The merger between InaCom and Vanstar is a Change in Control. As a result, the Company will give notice to the holders of the 1996 debentures that a holder can require InaCom to repurchase such holder's debentures at 100% of the principal amount plus accrued and unpaid interest. The holders may only exercise such repurchase option during the 30-day period following the date of notice.

The 1997 and 1996 debentures have been classified as long term debt because the Company has the ability and intent to refinance the debentures under the long-term senior secured revolving credit facility or the debentures will be repaid in the Company's common stock.

Aggregate  maturities of long-term  debt for the next five years are as follows:
$179.8  million in 1999;  $0.3  million in 2000;  $0.1  million in 2001;  $201.5 million in 2002 and $0.0 million in 2003.


(7)      ACCOUNTS RECEIVABLE AND CREDIT ARRANGEMENTS

The Company currently has two separate asset securitization programs which allows for funding of up to $250.0 million and $175.0 million, respectively. The agreements are with two separate, unrelated financial institutions and the Company, through separate, non-consolidated wholly-owned special purpose corporations. In connection with these asset securitization programs, the Company sells on a revolving basis, certain pooled receivables to special purpose corporations which in turn sells a percentage ownership interest in the pooled receivables to a commercial paper conduit sponsored by two separate financial institutions. These transactions have been recorded as a sale in accordance with Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Company is retained as servicer of the pooled receivables. Although management believes that the servicing revenues earned will be adequate compensation for performing the services, estimating the fair value of the servicing asset was not considered practicable. Consequently, a servicing asset has not been recognized. The gross proceeds resulting from the sale of the percentage

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(7)      ACCOUNTS RECEIVABLE AND CREDIT ARRANGEMENTS (Continued)

ownership interests in the pooled receivables totaled $406.0 million as of December 26, 1998 and $374.6 millions as of December 27, 1997. The proceeds are reflected as a reduction in accounts receivable. Changes in the amount of pooled receivables sold are included in cash flows from financing activities in the consolidated statements of cash flows. Upon the February 17, 1999 consummation of the merger between Inacom and Vanstar, all amounts outstanding under the asset securitization agreements were accelerated and immediately due. Prior to the consummation of the merger, the Company received written waivers from the parties to the agreements. On December 26, 1998, the implicit interest rate on the receivable sale transactions were 5.7% and 5.5%.

The Company also has floor plan agreements to take advantage of vendor financing programs. The Company has entered into dealer working-capital financing agreements with several financial services organizations which purchase, primarily, accounts receivable from the Company. The Company had contingent liabilities of $1.0 million on December 26, 1998 and $2.4 million on December 27, 1997 relating to these agreements.


(8)      CONVERTIBLE PREFERRED SECURITIES OF TRUST

During 1996, the trust, of which the Company owns all of the common trust securities, issued 4,025,000 preferred securities. The preferred securities have a liquidation value of $50 per security and are convertible at any time at the option of the holder into shares of InaCom common stock at a conversion rate of
1.113 shares for each preferred security, subject to adjustment in certain circumstances. Distributions on preferred securities accrue at an annual rate of 6 3/4% of the liquidation value of $50 per preferred security and are included in "Distributions on convertible preferred securities of trust, less income taxes" in the consolidated statements of income. The proceeds of the private placement, which totaled $194.4 million (net of initial purchasers' discounts and offering expenses totaling $6.9 million) are classified as Company-obligated mandatorily redeemable convertible preferred securities of a subsidiary trust holding solely convertible subordinated debt securities of the Company on the supplemental consolidated balance sheets. The Company has entered into several contractual arrangements (the "Back-up Undertakings") for the purpose of fully and unconditionally supporting the trust's payment of distributions, redemption payments and liquidation payments with respect to the preferred securities. Considered together, the Back-up Undertakings constitute a full and unconditional guarantee by the Company of the trust's obligations on the preferred securities.

The trust invested the proceeds of the offering in the debentures issued by the Company. The debentures bear interest at 6 3/4% per annum, generally payable quarterly on January 1, April 1, July 1 and October 1. The debentures are redeemable by the Company, in whole or in part, on or after October 5, 1999 at designated redemption prices. If the Company redeems the debentures, the trust must redeem the preferred securities on a pro rata basis having an aggregate liquidation value equal to the aggregate principal amount of the debentures redeemed. The sole assets of the trust are the debentures, which have an aggregate principal amount of $207.5 million. The debentures and related income statement effects are eliminated in the Company's supplemental consolidated financial statements.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(9)      COMPREHENSIVE INCOME

Effective for the year ended December 26, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income in a full set of general purpose financial statements, however, the adoption of this statement has no impact on the Company's net income or stockholders' equity. Comprehensive income includes net income plus items that, under generally accepted accounting principles, are excluded from net income and are reflected as a component of equity, such as currency translation adjustments and unrealized gains and losses on available-for-sale securities. SFAS No. 130 also requires the accumulated balance of other comprehensive income to be displayed separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. Prior period financial statements have been reclassified to conform to the requirements of SFAS No. 130.

------------------------------------------------------------------------------------------------------

                                                                          1998             1997
------------------------------------------------------------------------------------------------------
Unrealized (losses) on securities                                           ($2,351)           ($207)
Foreign currency translation adjustments                                       (129)            (167)
------------------------------------------------------------------------------------------------------

Accumulated other comprehensive (loss)                                      ($2,480)           ($374)
------------------------------------------------------------------------------------------------------

The components of comprehensive income are presented net of related income tax. The tax benefit related to other comprehensive income (loss) items was $0.4 million and $0.7 million in 1998 and 1997, respectively. The tax benefit related primarily to the unrealized loss on available for sale securities.


(10)     LEASES

The Company leases certain premises which include the general offices, warehouse facilities and Company-owned branches, and equipment under a combination of operating and capital leases. Operating lease terms range from monthly to ten years and generally provide for renewal options.

Rent expense for operating leases was approximately $48.2 million, $41.4 million, and $31.5 million for the three years ended December 26, 1998, respectively.

Future minimum operating lease obligations for the years 1999 through 2003 are $32.6 million, $27.2 million, $21.5 million, $16.8 million, and $12.5 million, respectively. It is anticipated that leases will be renewed or replaced as they expire such that future annual lease obligations will approximate rent expense for 1998.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(11)     EMPLOYEE BENEFIT PLAN

The Company maintains a qualified savings plan under Section 401(k) of the Internal Revenue Code (IRC) which covers substantially all full-time employees. The Company makes annual contributions to the qualified plan, based on participants' annual pay. Participants may also elect to make contributions to the plan. The Company matches employee contributions up to limits prescribed by the IRC. Company contributions to the plan approximated $9.0 million in 1998, $7.2 million in 1997, and $4.6 million in 1996.

The Company maintains a nonqualified savings plan for employees whose benefits under the qualified savings plans are reduced because of limitations under Federal tax laws. Contributions made to this plan were not material.


(12)     LITIGATION

On July 3, 1997, a trust claiming to have purchased shares of Vanstar common stock filed suit in Superior Court of the State of California. The suit is entitled O'Neal Trust v. Vanstar Corporation, et al., Case No. CV767266. On January 21, 1998, the same plaintiff along with others claiming to have purchased shares of Vanstar common stock, filed suit in the United States District Court for the Northern District of California, making allegations virtually identical to those in the earlier suit. The recent suit is captioned O'Neal Trust, et al. v. Vanstar Corporation, et al., Case No. C-98-0216 MJJ. Both suits named as defendant Vanstar and certain former directors and officers of Vanstar. The complaints in both suits generally allege, among other things, that the defendants made false or misleading statements or concealed information regarding Vanstar and that the plaintiffs, as holders of the Vanstar common stock, suffered damage as a result. The plaintiffs in both suits seek class action status, purporting to represent a class of purchasers of Vanstar common stock between March 11, 1996 and March 14, 1997, and seek damages in an unspecified amount, together with other relief. The complaint in the first suit purports to state a cause of action under California law; the complaint in the recent suit purports to state two causes of action under the Securities Exchange Act of 1934. On July 23, 1998, the California Superior Court dismissed the state court complaint as to certain defendants. The Company believes that the plaintiffs' allegations in both suits are without merit and intends to defend the suits vigorously. The ultimate outcome of this matter is not presently determinable.

The Company is involved in various claims and legal actions arising in the ordinary course of business. Management believes that the ultimate resolution of all matters will not have a material adverse effect on the Company's consolidated financial statements.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(13)     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Financing expenses and income taxes paid are summarized as follows:

----------------------------------------------------------------------------------------------

                                                          1998         1997          1996
----------------------------------------------------------------------------------------------
   Financing expenses paid                              $   66,485    $   60,259   $   40,982
   Distributions on preferred securities of Trust           13,584        13,584        6,943
   Income taxes paid                                    $   35,255    $   25,603   $   11,562
----------------------------------------------------------------------------------------------

Components of cash used for acquisitions as reflected in the consolidated statements of cash flows are summarized as follows:


----------------------------------------------------------------------------------------------

                                                          1998         1997          1996
----------------------------------------------------------------------------------------------
   Fair value of assets acquired, including goodwill    $  146,563    $  179,546   $   88,854

   Liabilities assumed                                    (35,384)     (106,052)     (22,092)

   Fair value of common stock issued                      (53,968)      (24,483)      (6,650)
----------------------------------------------------------------------------------------------

   Cash paid, net of cash acquired                      $   57,211    $   49,011   $   60,112
----------------------------------------------------------------------------------------------

(14)     STOCK OPTION AND AWARD PROGRAMS

Prior to January 1, 1996, the Company accounted for its stock option plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Accordingly, the Company has not recognized compensation expense for its options granted in 1998, 1997 and 1996. In 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

The Company has three stock plans approved by the shareholders in 1997, 1994 and 1990, and a nonqualified stock option plan approved by shareholders in 1987. Options granted under the stock plans may be either nonqualified or incentive stock options. The option price, vesting period and term under the stock plans and the nonqualified stock option plan are set by the Compensation Committee of the Board of Directors of the Company. The option price may not be less than the fair market value per share at the time the option is granted. The vesting period of options granted typically ranges from two to five years, and the

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(14)     STOCK OPTION AND AWARD PROGRAMS (Continued)

term of any option granted may not exceed ten years. The stock plans also permit the issuance of restricted or bonus stock awards by the Compensation Committee. On December 26, 1998, the Company had approximately 780,000 shares available for issuance pursuant to subsequent grants under the plans. On February 17, 1999, the 1997 stock plan was amended in conjunction with the shareholder approval of the Vanstar merger agreement. The amendment increased the amount of shares issuable under the 1997 plan by 10.0 million shares, of which approximately 3.8 million shares were used to convert Vanstar options assumed in the merger.

Additional information as to shares subject to options is as follows:

-----------------------------------------------------------------------------
                                               Number of    Weighted Average
                                                Options      Exercose Price
-----------------------------------------------------------------------------
   Options outstanding at December 30, 1995        3,241,880           $8.58

     Granted                                       1,032,980          $22.69
     Exercised                                     (515,080)           $8.43
     Canceled                                      (217,480)           $9.49
-----------------------------------------------------------------------------

   Options outstanding at December 28, 1996        3,542,300          $12.66

     Granted                                       1,839,270          $22.46
     Exercised                                     (229,140)           $8.87
     Canceled                                      (516,720)          $14.22
-----------------------------------------------------------------------------

   Options outstanding at December 27, 1997        4,635,710          $16.56

     Granted                                         594,440          $22.09
     Exercised                                     (123,010)          $10.26
     Canceled                                      (182,745)          $23.82
-----------------------------------------------------------------------------

   Options outstanding at December 26, 1998        4,924,395          $16.65
-----------------------------------------------------------------------------

   Exercisable at December 26, 1998                2,814,914          $14.12
-----------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

                              Options Outstanding at December 26, 1998          Exercisable at December 26, 1998
                         ----------------------------------------------------  ------------------------------------
                         ----------------------------------------------------  ------------------------------------
                                              Weighted          Weighted                             Weighted
                                               Average          Average                               Average
     Range of Option        Number of         Remaining      Exercise Price        Number of      Exercise Price
      Exercise Price         Options      Contractual Life     Per Option           Options         Per Option
-----------------------  ----------------------------------------------------  ------------------------------------
-----------------------  ----------------------------------------------------  ------------------------------------
       $.28 to 8.00             1,685,417    4.55 Years         $     5.52           1,450,817       $      5.67

      8.00 to 15.63             1,326,750    6.60 Years              13.62             638,728             13.14

      15.83 to 37.30            1,912,228    8.23 Years              25.04             725,369             25.42

-----------------------  ----------------------------------------------------  ------------------------------------
-----------------------  ----------------------------------------------------  ------------------------------------

      $.28 to 37.30             4,924,395    6.79 Years          $     16.65          2,814,914       $    14.12

-------------------------------------------------------------------------------------------------------------------


INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(14)     STOCK OPTION AND AWARD PROGRAMS (Continued)

Stock Purchase Plan

The Company provided an employee stock purchase plan (the "Stock Purchase Plan") allowing eligible employees to purchase shares of common stock. The Stock Purchase Plan was intended to qualify as an employee stock purchase plan under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The total number of shares of common stock authorized for issuance under the plan was 640,000. All full-time employees of the Company were eligible to participate, subject to certain limited exceptions. The Stock Purchase Plan provided a means for the Company's employees to purchase stock through payroll deductions of up to 10% of their gross compensation. The purchase price for shares offered under the Stock Purchase Plan was equal to 85% of the lower of the closing price of the common stock on the first or last day of the six month offer period. During fiscal year 1998 and 1997, the Company sold 260,000 and 249,000 shares, respectively, of common stock under the Stock Purchase Plan. The Stock Purchase Plan was terminated on January 31, 1999.

Pro-forma Information

Pro-forma information regarding net income and earnings per share is required by SFAS No. 123 and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The following weighted-average fair values for these options were estimated at the date of grant using a Black-Scholes option-pricing model with these weighted-average assumptions for 1998, 1997 and 1996:

------------------------------------------------------------------------------------------------

                                                              1998        1997         1996
------------------------------------------------------------------------------------------------
    Fair Value of Options Granted During the Year              $  7.85    $  14.47      $  8.54
    Risk-free Interest Rate                                       5.4%        5.9%         6.1%
    Expected Dividend Yield                                       0.0%        0.0%         0.0%
    Expected Volatility Factor                                   71.0%       83.0%        82.0%
    Expected Life                                            2.3 years   2.8 years    2.3 years

------------------------------------------------------------------------------------------------

Since the Company applies APB Opinion No. 25 in accounting for its plans, no compensation cost has been recognized for its stock options in the supplemental consolidated financial statements. Had the Company recorded compensation cost based on the fair value at the grant date for its stock options under SFAS Statement No 123, the Company's net earnings (loss) for 1998, 1997 and 1996 would have been increased (reduced) by approximately 106.0 %, (11.7%), and (13.4%), respectively, and the Company's diluted earnings (loss) per share for 1998, 1997 and 1996 would have been increased (reduced) by approximately 111.4%, (14.5%), and (14.9%), respectively.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(14)     STOCK OPTION AND AWARD PROGRAMS (Continued)

Pro forma net income reflects only options granted in 1998, 1997, 1996, and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS Statement No. 123 is not reflected in the pro forma net earnings amounts presented above, because compensation cost is reflected over the options' vesting periods for the 1998, 1997, 1996 and 1995 options, respectively. Compensation costs for options granted prior to January 1, 1995 are not considered.

Vanstar options, converted to InaCom options following the February 1999 merger, and per share prices are reported pursuant to the 0.64 to 1.0 exchange ratio as specified in the merger agreement for all periods presented.


(15)     SEGMENT INFORMATION

The Company has adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", in 1998 which changes the way the Company reports information about its operating segments. The information for 1997 and 1996 is presented to conform to the 1998 presentation. The Company has various management teams and infrastructures which offer different products and services. The Company has identified two reportable segments: products and services. The product segment includes the sales of desktops, laptops, servers, monitors, printers, operating systems software, phone systems, voice mail, voice processing, data network equipment and multiple small office-home offerings. The services segment includes sales of integrated life cycle services which encompasses: technology planning, procurement, integration, support, and management. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(15)     SEGMENT INFORMATION (Continued)

Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate related items and items which cannot practicably be identified within a business unit to a reportable segment.

-------------------------------------------------------------------------------------------------------
                                             Product         Services        Other           Total
-------------------------------------------------------------------------------------------------------
1998
Revenues                                     $ 6,018,823       $868,591          -         $ 6,887,414
Segment earnings before taxes                    (3,608)         31,469          -              27,861
Total assets                                   1,195,933        280,762        404,289       1,880,984
Total current liabilities                        635,318         68,174        274,175         977,667
-------------------------------------------------------------------------------------------------------


1997
Revenues                                       5,993,536        741,568          -           6,735,104
Segment earnings before taxes                     77,208         42,758          -             119,966
Total assets                                   1,490,468        278,966        283,065       2,052,499
Total current liabilities                        702,574         59,025        417,991       1,179,590
-------------------------------------------------------------------------------------------------------


1996
Revenues                                       4,809,590        507,251          -           5,316,841
Segment earnings before taxes                     47,030         37,682          -              84,712
Total assets                                   1,202,440        277,190        129,393       1,609,023
Total current liabilities                     $  629,696       $ 69,734       $305,892     $ 1,005,322
-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------


INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) Notes to Supplemental Consolidated Financial Statements Three-year period ended December 26, 1998 (Columnar dollar amounts in thousands, except per share data)


(16)     EARNINGS PER SHARE

Basic earnings per share are computed using the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share are computed using the weighted average number of shares of common stock outstanding and dilutive potential common stock outstanding during the period. The earnings per share calculation is as follows:

----------------------------------------------------------------------------------------------------------

                                                                                 1998      1997      1996
----------------------------------------------------------------------------------------------------------
Basic Earnings Per Share

   Net earnings                                                              ($8,560)   $65,403   $47,540
   -------------------------------------------------------------------------------------------------------

   Weighted average number of common shares outstanding                        43,900    39,500    37,500
   -------------------------------------------------------------------------------------------------------

   Basic earnings per share                                                   ($0.19)     $1.66     $1.27
----------------------------------------------------------------------------------------------------------

Diluted Earnings Per Share

   Net earnings                                                              ($8,560)   $65,403   $47,540

   Net after-tax interest savings on convertible subordinated debentures        -         2,271     1,057
   -------------------------------------------------------------------------------------------------------

   Net earnings used in diluted earnings per share calculation                (8,560)    67,674    48,597
   -------------------------------------------------------------------------------------------------------

   Weighted average number of common shares outstanding                        43,900    39,500    37,500

   Common equivalent shares from stock options and
     convertible subordinated debentures                                        -         3,500     2,500
   -------------------------------------------------------------------------------------------------------

   Shares used in diluted earnings per share calculation                       43,900    43,000    40,000
   -------------------------------------------------------------------------------------------------------

   Diluted earnings per share                                                 ($0.19)     $1.57     $1.21
----------------------------------------------------------------------------------------------------------

1998 diluted earnings per share equals basic earnings per share. As a result of the net loss, calculating diluted earning per share by adding back the net after-tax interest savings and including the dilutive potential common shares would have resulted in diluted earnings per share being anti-dilutive.

Vanstar shares are reported pursuant to the 0.64 to 1.0 exchange ratio as specified in the February 1999 merger for all periods presented.

SCHEDULE

INACOM CORP. AND SUBSIDIARIES (Includes Retroactive Impact of Vanstar Merger) VALUATION AND QUALIFYING ACCOUNTS
(Amounts in thousands)

------------------------------------------------------------------------------------------------------

                                             Balance at    Charged to
                                             Beginning      Cost and       Amounts       Balance at
                                             of Period      Expenses     Written Off   End of Period
------------------------------------------------------------------------------------------------------
   Fiscal Year Ended December 26, 1998
     Allowance for Doubtful Accounts              $14,203        $6,164         $4,986        $15,381

   Fiscal Year Ended December 27, 1997
     Allowance for Doubtful Accounts               12,637         4,744          3,178         14,203

   Fiscal Year Ended December 28, 1996
     Allowance for Doubtful Accounts               18,349       (1,079)          4,633         12,637

------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------

                                             Balance at    Charged to
                                             Beginning      Cost and       Amounts       Balance at
                                             of Period      Expenses     Written Off   End of Period
------------------------------------------------------------------------------------------------------

   Fiscal Year Ended December 26, 1998
     Inventory Reserve                            $14,273        $9,637         $4,648        $19,262

   Fiscal Year Ended December 27, 1997
     Inventory Reserve                             15,739         3,205          4,671         14,273

   Fiscal Year Ended December 28, 1996
     Inventory Reserve                             15,222         5,791          5,274         15,739

------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------

                                             Balance at    Charged to
                                             Beginning      Cost and       Amounts       Balance at
                                             of Period      Expenses     Written Off   End of Period
------------------------------------------------------------------------------------------------------

   Fiscal Year Ended December 26, 1998
     Restructuring Reserve                         $-          $12,009        $12,009         $-

   Fiscal Year Ended December 27, 1997
     Restructuring Reserve                          -             -              -              -

   Fiscal Year Ended December 28, 1996
     Restructuring Reserve                          -             -              -              -

------------------------------------------------------------------------------------------------------

See accompanying auditors' report.

                               INDEX TO EXHIBITS

Exhibit

     3.1  InaCom Certificate of Incorporation as amended to date.

     3.2  InaCom Bylaws as amended to date.

     4.1 Registration Rights Agreement between InaCom Corp. and Warburg, Pincus Capital Company, L.P. dated as of October 8, 1998.

     4.2 Indenture dated as of October 2, 1996 between Vanstar Corporation as issuer and Wilmington Trust Company as trustee.

     4.3  Form of 6 3/4% Preferred Securities.

     4.4  Form of 6 3/4% Convertible Subordinated Debentures Due 2016.

     4.5 First Supplemental Indenture dated as of February 17, 1999 to Indenture dated as of October 2, 1996.

     10.1 Separation, Consulting and Noncompetition Agreement dated October 8, 1998 between InaCom Corp. and William Y. Tauscher.

     12   Statement re: Ratio of Earnings to Fixed Charges

     23.1 Consent of KPMG Peat Marwick LLP.

     23.1 Consent of Ernst & Young LLP.

     27.1 Financial Data Schedule.

     27.2 Financial Data Schedule.

     27.3 Financial Data Schedule.

     99.1 Fiscal Year-End Financial Statement of Business Acquired.

     99.2 Quarter-End Financial Statements of Business Acquired.

     99.3 Pro Forma Financial Information.